EXHIBIT 2.1













AGREEMENT OF MERGER

OF

ENON MICROWAVE, INC.

WITH AND INTO

VECTRONICS MICROWAVE CORP.,
A WHOLLY OWNED SUBSIDIARY OF
MICRONETICS WIRELESS, INC. TO BE
RENAMED ENON MICROWAVE, INC.
UPON COMPLETION OF THE MERGER


DATED AS OF FEBRUARY 14, 2002

















AGREEMENT OF MERGER dated as of February 14, 2002, among
MICRONETICS WIRELESS, INC., a Delaware corporation (?Parent?), Vectronics Microwave Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the ?Acquisition Sub?), and ENON MICROWAVE, INC., a Massachusetts corporation (the ?Company?), and the Company's stockholders listed on the signature page to this Agreement (the ?Key Stockholders?).

The Boards of Directors of Parent, Acquisition Sub and the
Company have each duly approved and adopted this Agreement of Merger (the ?Agreement?) in principle, and the proposed merger of the Company with and into the Acquisition Sub in accordance with the Agreement, the Delaware Business Corporation Law (?DBCL?) and the General Laws of Massachusetts (the ?MGL?), whereby, among other things, each issued and outstanding share of common stock, par value $.15 per share, of the Company (the ?Company Common Stock?), will be exchanged and converted into the right to receive cash and shares of common stock, par value $.01 per share, of Parent (the ?Parent Common Stock?) in the manner set forth in Article II hereof, upon the terms and subject to the conditions set forth in the Agreement. As used herein, the term ?Transaction Documents? shall mean collectively, the Agreement, the Voting Agreement between Parent and certain stockholders of the Company dated January 4, 2002 (the ?Voting Agreement?) and the other documents, instruments and agreements contemplated hereby and executed and delivered in connection herewith.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from the Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:


ARTICLE I
GENERAL

1.1	The Merger.	In accordance with the provisions of
the Agreement, the DBCL and the MGL, the Company shall be merged with and into the Acquisition Sub (the ?Merger?), which at and after the Effective Time (defined below) shall be, and is sometimes herein referred to as, the ?Surviving Corporation.? Acquisition Sub and the Company are sometimes referred to as the ?Constituent
Corporations.?

1.2	The Effective Time of the Merger.	Subject to the
provisions of the Agreement, the Acquisition Sub, as the Surviving Corporation of the Merger, shall file the Certificate of Merger (substantially in the form set forth in Exhibit 1.2(a)) in accordance with DBCL, and the Company and the Acquisition Sub shall file Articles of Merger (substantially in the form set forth in Exhibit 1.2(b)) with the Massachusetts Secretary of State in accordance with the MGL (such filings collectively referred to herein as the "Merger Filing") and the Merger shall be effective as of the date and time set forth therein (the ?Effective Time?).

1.3	Effect of Merger. At the Effective Time, the
separate existence of the Company shall cease and the Company shall be merged with and into the Acquisition Sub and the Constituent Corporations shall thereupon become and constitute a single corporation and the Acquisition Sub, which shall be renamed Enon Microwave, Inc., shall continue as the Surviving Corporation. Except as otherwise provided by law the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and the Merger shall have such other effects as provided by the DGBL.

1.4	Certificate of Incorporation and By-Laws of
Surviving Corporation. From and after the Effective Time: (a) the Certificate of the Acquisition Sub shall be amended, and the Certificate of the Acquisition Sub, as so amended, shall be the Certificate of the Surviving Corporation, unless and until altered, amended or repealed as provided in the DGBL; (b) the by-laws of the Acquisition Sub shall be the by-laws of the Surviving Corporation;
(c) the directors of Acquisition Sub shall be the directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the DGBL, the Certificate or the by-laws of the Surviving Corporation, as applicable; and (d) the incumbent officers of the Company shall resign (or be removed) and the incumbent officers of the Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, unless and until removed, or until their terms of office shall have expired, in accordance with the DGBL, the Certificate or the by-laws of the Surviving Corporation, as applicable.

1.5	Taking of Necessary Action. Prior to the Effective
Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with the Agreement, the DGBL and the MGL. In case at any time at and after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Agreement and to vest in the Surviving Corporation, full title to all Assets (defined below), privileges, rights, interest and entitlements (as well as the obligations and duties) of either Constituent Corporations, the officers and directors of such corporations shall take all such lawful and necessary action.

1.6	Tax-Free Reorganization.	 For Federal income tax
purposes, the parties intend that the Merger be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the ?Code?), by reason of 368(a)(2)(D) of the Code.

Notwithstanding the foregoing, in the event that the actual value of the 182,500 shares of Parent Common Stock referenced in
Section 2.1(d)(i) (valued for the purposes of this paragraph on the close of the day prior to the Closing Date) is less than 40% of the value of the Merger Consideration (defined below) on the Closing Date, then the number of shares of Parent Common Stock received as Stock Consideration (defined in Section 2.1(d)(i)) shall be increased and the Cash Consideration (defined in Section 2.1(d)(ii)) shall be decreased by a sufficient amount so that the actual value of the Stock Consideration represents 40% of the value of the Merger Consideration on the Closing Date. The number of shares of additional Parent Common Stock, if any, shall as well be valued for the purposes of this paragraph as of their value on the close of the day prior to the Closing Date.

1.7	Closing. Unless the Agreement shall have been
terminated and the transactions contemplated by the Agreement abandoned pursuant to the provisions of Article XIII, and subject to the Agreement, the closing of the Merger (the ?Closing?) will take place at 10:00 a.m. (New York City time) on March 20, 2002 or a date (the ?Closing Date?) to be mutually agreed upon by the parties, which date shall be not later than the third (3rd) Business Day after all the conditions set forth in Articles VII, VIII and IX shall have been satisfied (or waived to the extent the same may be waived), unless another date is agreed to in writing by the Parent and the Company. The Closing shall take place at the offices of Tinti, Quinn, Grover & Frey, P.C. (?TQGF?), unless another place is agreed to in writing by the parties. As used herein, the term ?Business Day? shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in Massachusetts or New Hampshire.






ARTICLE II
EFFECT OF THE MERGER ON THE COMMON STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; DISSENTER'S
RIGHTS OF APPRAISAL

2.1	Effect on Common Stock. At the Effective Time,
subject and pursuant to the terms and conditions of the Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of the common stock of the Constituent Corporations:

(a) Common Stock of Acquisition Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Acquisition Sub shall immediately prior to the Effective Time be deemed cancelled and converted into and shall represent the right to receive one share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Shares of Company Common
Stock. Each share of Company Common Stock that is immediately prior to the Effective Time: (i) owned by the Company as treasury stock;
(ii) owned by any Subsidiary of the Company; or (iii) owned by Parent or any Subsidiary of Parent, shall be cancelled and no Parent Common Stock or other consideration shall be delivered in exchange therefor. As used in the Agreement, a ?Subsidiary? means with respect to any Person (a) any corporation or other entity with respect to which such Person, directly or indirectly, has the power to vote or direct the voting of securities sufficient to elect a majority of the directors or other managers thereof, or (b) any corporation or other entity with respect to which such Person, directly or indirectly, owns fifty percent (50%) or more of the aggregate equity interests therein.

(c)	Merger Consideration.   Each share of Company
Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(b)) shall be deemed cancelled and converted into the right to receive a pro rata share of the Merger Consideration (defined below) in proportion to the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time as indicated in Section 4.4 hereof and not subject to cancellation pursuant to Section 2.1(b) hereof. The consideration for the Merger (the ?Merger Consideration?) shall be the following:

(i)	Ninety Percent (90%) of the net revenues
(sales) of the Company for calendar year 2001 as shown on the audited statement of operations of the Company for its fiscal year ended December 31, 2001 (the ?2001 Statement of Operations?), minus

(ii)	Current and long-term liabilities (less
liabilities otherwise referenced in any of A-I below) of the Company at December 31, 2001 as shown on the audited balance sheet of the Company at December 31, 2001, as the same may be corrected following consultation between the Parent and the Acquisition Sub and the Company, (the ?2001 Balance Sheet?) and the following expenses, liabilities and credits:

(A)	The Company?s liabilities to Northeast
Entrepreneurs, Inc. for its services related to the Merger;

(B)	credit for warranty claims of Fifteen
Thousand Dollars ($15,000);

(C)	legal fees of the Company relating to the
Merger, whether paid or unpaid as of the Closing Date. It is agreed that all legal fees incurred in relation to all documents prepared and signed in connection with the Merger, including but not limited to the Employment and Consulting Agreements attached hereto, shall be deemed to be legal fees of the Company;

(D)	accounting fees of the Company relating to
the Merger, whether paid or unpaid as of the Closing Date;

(E)	credit for five percent (5%) of the
accounts receivable value as stated on the 2001 Balance Sheet;

(F)	credit for fifteen percent (15%) of the
inventory value as stated on the 2001 Balance Sheet;

(G)	accrued and unpaid at December 31, 2001
state and federal income taxes for the Company for 2001 as stated on the 2001 Balance Sheet;

(H)	$20,000 as a credit for any liability
associated with a license for accelerometers; and

(I)	the estimated and unpaid cost of any
environmental cleanup or report of the Company.

Schedule 2.1(c) sets forth a preliminary calculation of the total Merger Consideration, using estimates where necessary or appropriate.

(d)	Except as otherwise provided herein, the Merger
Consideration shall be payable:
(i)	 $750,000 by delivery of 182,500 shares of
Parent Common Stock (the ?Stock Consideration?); and

(ii)	 the balance in cash (the ?Cash
Consideration?).

(e)	Adjustments for Capital Changes. If, prior to
the Effective Time, Parent or the Company recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares or other classes, or declares a dividend on its outstanding shares payable in shares of its common stock or securities convertible into shares of its common stock, then the Share Consideration shall be adjusted appropriately so as to maintain the relative proportionate interests of the holders of shares of Company Common Stock and the holders of shares of Parent Common Stock.

2.2	Exchange of Certificates.

(a) Procedure for Exchange.	As soon as practicable
after the Effective Time, counsel for Parent (the ?Exchange Agent?) shall mail or deliver to each holder of record of a certificate or certificates which immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (collectively, the ?Old Certificates?): (i) a letter of transmittal advising such holders of the terms of the exchange effected by the Merger (and specifying how delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of Old Certificates in exchange for the Merger Consideration. Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Old Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock representing the Stock Consideration and a check payable to such holder for the Cash Consideration which such holder has the right to receive pursuant to the provisions of this Article II, and the Old Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which are not registered on the transfer records of the Company, it shall be a condition of the exchange thereof that the Old Certificate representing such Company Common Stock is presented to the Exchange Agent properly endorsed and otherwise in proper form for transfer and accompanied by all documents required to evidence and affect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(a), each Old Certificate shall be deemed, on and after the Effective Time, to represent only the right to receive upon such surrender (x) the certificate representing full shares of Parent Common Stock in respect of the Stock Compensation; (y) cash in lieu of fractional shares of Parent Common Stock in respect of the Stock Compensation (as hereinafter provided) and (z) the Cash Consideration per share in the amount provided for in Section 2.1(d)(i) above.

(b) Distributions With Respect to Unsurrendered
Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Old Certificate shall surrender such Old Certificate. Subject to the effect of applicable laws, following surrender of any such Old Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(c)	No Further Ownership Rights in Company Common
Stock. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(b) or 2.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and there shall be no further registration or transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Old Certificate is presented to the Surviving Corporation for any reason, such Old Certificate shall be cancelled and exchanged as provided in this Article II.

(d) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent such as rights to dividends, stock splits or interest in lieu of issuing certificates for fractional shares. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of certificates evidencing Company Common Stock for exchange pursuant to this Section 2.2(d) shall be entitled to receive from Parent a cash payment equal to the product of such fraction and the closing price of a share of Parent Common Stock on the Closing Date.

(e) Lost, Stolen or Destroyed Certificates. In the event any Old Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed, the Exchange Agent shall cause to be issued in exchange for such loss, stolen or destroyed Old Certificate the Merger Consideration provided for pursuant to in this Article II. The Exchange Agent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Old Certificate to give the Surviving Corporation a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Old Certificate alleged to have been lost, stolen or destroyed. As used in the Agreement, the term ?Person? shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(f) No Liability. Neither the Exchange Agent,
Parent, Acquisition Sub nor the Company shall be liable to any holder of shares of Company Common Stock for shares (or dividends or distributions with respect thereto) of Parent Common Stock to be issued in exchange for Company Common Stock pursuant to this
Section 2.2, if, on or after the expiration of eighteen (18) months following the Effective Date, such shares of Parent Common Stock are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.3	Dissenter?s Right of Appraisal.   Any other provision
of this Article II notwithstanding, any outstanding shares of Company Common Stock the holder of which asserts and perfects the right to receive payment for shares pursuant to MGL Chapter 156B:Section 85 (the ?Dissenting Shares?) shall not be subject to the foregoing provisions of this Article, and the holder thereof shall have only such rights as are granted to dissenting stockholders under said MGL Chapter 156B:Section 85, provided, however, that Dissenting Shares as to which the holder thereof subsequently withdraws his demand for payment (or fails to perfect his dissenter?s rights) before payment thereof shall thereupon be subject to Section 2.2 in the same manner as provided herein for other outstanding shares of Company Common Stock (except as to the time of payment, which shall be as promptly as practicable after withdrawal of such demand). The Company shall give to Parent prompt notice of any demands received from holders of Dissenting Shares for payment of the value of such shares, and Parent shall have the exclusive right to conduct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or compromise or settle, or offer to compromise or settle, any such demand for payment. The assertion of any demand for payment by a holder of Dissenting Shares shall not prevent, interfere with or delay the consummation of the Merger and the other transactions contemplated hereby, except as provided by MGL or as a court of competent jurisdiction may otherwise Order.


ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE KEY STOCKHOLDERS

Each Key Stockholder represents and warrants to Parent and Acquisition Sub with respect to himself that:

3.1	Capacity; Authority; No Consents. Each Key
Stockholder has the requisite capacity and authority to execute, deliver and perform the Transaction Documents to which he is a party and the Agreement and the other Transaction Documents to which he is a party have been, and will be, duly and validly executed and delivered by him, and the Agreement and the other Transaction Documents to which he is a party are, and will be, to the best of his knowledge, the valid and binding obligations of such Key Stockholder, enforceable against him in accordance with their respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles.

3.2	Agreements, Etc. Schedule 3.2 sets forth opposite
such Key Stockholder?s name a true and complete list and accurate description of the material terms of (i) all the employment and consultancy arrangements between the Company and such Key Stockholder and (ii) any other type of contract, commitment or understanding between the Company and such Key Stockholder which (except as otherwise generally provided by applicable law) is not immediately terminable without cost or other liability at or at any time after the Effective Time, in each case to which such Key Stockholder is a party and not made in the Ordinary Course of business, or made in the Ordinary Course of business which are currently in effect.

3.3 Certain Agreements. Except as provided in the Agreement or as otherwise set forth on Schedule 3.3 attached hereto, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will:

(a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to such Key Stockholder, under any Employee Plan, Benefit Arrangement or otherwise;

(b) increase any benefits otherwise payable under any Employee Plan or Benefit Arrangement to such Key Stockholder;
or

(c) result in the acceleration of the time of payment or vesting of any such benefits to such Key Stockholder.

3.4	Brokers.  Such Key Stockholder has not employed any
broker or finder or incurred any liability for any brokerage fees, commissions or finders? fees in connection with the transactions contemplated by the Transaction Documents other than Acquisition
Services, Inc.

3.5	Related Transactions. Such Key Stockholder is not
now, and has not been during the last three (3) fiscal years:

(a) other than with regard to the lease between the Company and Enon Nominee Trust, the beneficial interests of which are held by Harold Maddix and Donald Kilduff, a party to any transaction with the Company or any Subsidiary in which the amount involved exceeded $10,000 (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, such Key Stockholder or any of his/its associates or affiliates);

(b) the direct or indirect owner, including any ownership by a family member, of a ten percent or greater interest in any non-natural Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor, of the Company; or

(c) a party to any transaction with the Company whereby such Key Stockholder received compensation (other than dividends paid by a publicly held corporation) from any other
Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor of the Company.

3.6	The representations contained in Section 4.12 are
reasserted by the Key Stockholders and are true and accurate as of the date hereof, and will be true as of the Closing Date.


ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that:

4.1	Organization; Good Standing; Qualification and
Power. The Company:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b) has all requisite corporate power and authority to own, lease and operate its properties and Assets and to carry on its business in the Ordinary Course; and

(c) is duly qualified and in good standing to do business in all jurisdictions in which the failure to be so qualified and in good standing could be reasonably expected to have a material adverse effect on such Person?s business, Assets, operations, results of operations, liabilities, properties, condition (financial or otherwise), affairs or an effect which could materially impair the ability of a Person to perform any obligation under the Agreement or materially impair the consummation of the transaction contemplated hereby (?Material Adverse Effect?). The Company has all requisite corporate power and authority to enter into the Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has delivered to Parent true and complete copies of the Charter and by-laws of the Company as amended to the date hereof, and its minute books. As used in the Agreement, ?Certificate? shall mean, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and any amendments thereto, as the same may have been restated, and any amendments thereto (including any articles or certificates of merger or consolidation or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement.

4.2	Equity Investments. The Company does not own any
common stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, limited liability company, joint venture or other entity. Other than the Subsidiaries identified on Schedule 4.2, the Company does not have any Subsidiaries. There are no options, warrants, rights, calls, commitments or agreements of any character to which the Company is a party or by which the Company is bound calling for the issuance of shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such common stock, or other arrangement to acquire, at any time or under any circumstance, Company Common Stock or any such other securities of the Company or the Company?s Subsidiaries.

4.3	Margin Stock.  The Company owns no ?margin stock? as
such term is defined in Regulation U, as amended (12 C.F.R. Part
221) of the Federal Reserve Board.

4.4	Common Stock; Securities. The authorized common
stock of the Company consists of 2,000,000 shares of Company Common Stock, par value $.15 per share, of which 1,067,817.5 shares are outstanding as of the Closing Date. As of the Closing Date, the Company has no outstanding warrants for shares of Company Common Stock (with no shares of Company Common Stock reserved for such purpose). The Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its common stock or any such options, rights, convertible securities or obligations. All outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights. Except as set forth on Schedule
4.4 there are no voting trusts, voting agreements (except pursuant to the Voting Agreement), first offer rights, co-sale rights, transfer restrictions (other than restrictions imposed by federal or state securities laws) or other agreements, instruments or understandings (whether written or oral, formal or informal) with respect to the voting, registration, transfer or disposition of Company Securities to which the Company is a party or by which it is bound, or to the knowledge of the Company, among or between any Persons other than the Company.

4.5 Authority; No Consents. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company; and the Agreement and the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company, and the Agreement and the other Transaction Documents to which the Company is a party is, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Except as set forth on Schedule 4.5(i) neither the execution, delivery and performance of the Transaction Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any provision hereof or thereof will: (a) conflict with; (b) result in any violations of (c) cause a default under (with or without due notice, lapse of time or both); (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under; or (e) result in the creation of any Encumbrance on or against any Assets, right or property of the Company under any term, condition or provision of: (x) any instrument or agreement to which the Company is a party, or, to the knowledge of the Company, by which the Company, its properties, Assets or rights may be bound (except as shall have been waived or with respect to which consent shall have been obtained prior to the Closing) except where the foregoing would not result in a Material Adverse Effect on the Company; (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality (?Governmental Authority?) applicable to the Company or any of its properties, Assets or rights except where the foregoing would not result in a Material Adverse Effect on the Company; or (z) the Company?s Certificate or by-laws, as amended through the date hereof. Except as contemplated by the Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Company and each Key Stockholder of the Agreement or the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except for: (i) such filings as may be required by Nasdaq with respect to Parent Common Stock to be issued in connection with the Merger, if any; (ii) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby, if any; (iii) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iv) the filings or notices that may be required under Environmental Laws as set forth on Schedule 4.5(ii); and (v) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Company or materially impair the ability of the Company and the Stockholders of the Company (the "Stockholders") to consummate the transactions contemplated by the Agreement, including, without limitation, the Merger.

4.6	Financial Statements. The financial statements of
the Company (the ?Company Financial Statements?):

(a) complied as to form in all material respects with the then applicable accounting requirements, were prepared and the 2001 Financial Statements of the Company will be prepared in accordance with generally accepted accounting principals (?GAAP?), consistently applied (except as may have been indicated in the notes thereto);

(b) were in accordance and, as to the 2001 Financial
Statements, will be in accordance with the books and records of the Company; and

(c) fairly present (subject, in the case of the unaudited statements, to normal, nonrecurring audit adjustments) the financial position of the Company as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.7	Absence of Undisclosed Liabilities.  Other than with
regard to the matter referred to in Section 2.1(c)(ii)(H), at December 31, 2001: (a) the Company had no material liability or obligation of any nature (whether known or unknown, matured or unmatured, fixed or contingent (?Liability?)), which was not provided for or disclosed on the Company Financial Statements for the fiscal year ended December 31, 2001; and (b) all liability reserves established by the Company and set forth on the Company Financial Statements were adequate, in the good faith judgment of the Company, for all such Liabilities at the date thereof. There were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 (?FAS No. 5")) which were not adequately provided for on the Company Financial Statements as required by FAS No. 5.

4.8	Absence of Changes; Conduct of Business.  Since
December 31, 2001, the Company has been operated in the ordinary course, consistent with the Company?s past practice (?Ordinary
Course?) and:

(a) the Company has notified Parent in writing of any Material Adverse Effect on the Company;

(b) there has not been any damage, destruction or loss, whether or not covered by insurance, having or which could have a Material Adverse Effect on the Company;

(c) the Company has kept in a normal state of repair and operating efficiency all tangible personal property used in the operation of its business;

(d) except as set forth on Schedule 4.8(d), there has not been any Liability created, assumed, guaranteed or incurred, or any material transaction, contract or commitment entered into, by the Company, other than the license, sale or transfer of the Company?s products to customers in the Ordinary Course except for liabilities incurred or to be incurred in connection with negotiation and execution of the Agreement or otherwise incurred in the Ordinary Course;

(e) there has not been any declaration, setting aside or payment of any dividend or other distribution of any Assets of any kind whatsoever with respect to any shares of the common stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any such shares of the common stock of the Company;

(f) other than in the Ordinary Course, there has not been any payment, discharge or satisfaction of any material
Encumbrance or Liability or any cancellation by the Company of any material debts or claims or any amendment, termination or waiver of any right of material value to the Company;

(g) except as otherwise provided for in the Agreement, the Company has paid or incurred only those fees and expenses not in the Ordinary Course of its business approved in writing or ratified in writing by Parent (other than statements of fees for legal and accounting services, only on a time basis at not higher than regular hourly rates). Except as set forth on Schedule 4.8(g), the Company has paid all of its current liabilities as and when they became due;

(h) there has not been any stock split, reverse stock split, combination, reclassification or recapitalization of any Company Common Stock, or any issuance of any other security in respect of or in exchange for, any shares of Company Common Stock;

(i) the Company has not redeemed, repurchased, or otherwise acquired any of its common stock or securities convertible into or exchangeable for its common stock or entered into any agreement to do so;

(j) there has not been any issuance by the Company of any shares of Company Common Stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of its common stock or debt security;

(k) except as set forth on Schedule 4.8(k), there has not been any termination of or indication of an intention to terminate or not renew, any material contract, license, commitment or other agreement between the Company and any other Person, or the assignment by the Company of any interest in any contract to which the Company is a party;

(l) the Company has used commercially reasonable efforts to maintain the good will associated with its business, and the existing business relationships with its agents, customers, key employees and consultants, suppliers and other Persons having relations with it;

(m) there has not been any material write-down or write-up of the value of any Asset of the Company, or any material write-off of any accounts receivable or notes receivable of the Company or any portion thereof.

(n) the Company has not sold, leased, licensed or otherwise disposed of any Assets or created or permitted to exist any Encumbrance on its Assets except in the Ordinary Course and which would not have a Material Adverse Effect on the Company;

(o) there has not been any increase in or modification or acceleration of compensation or benefits payable or to become payable to any officer, employee, consultant or agent of the Company, or the entering into of any employment contract or consulting contract with any such Person;

(p) there has not been any making of any loan, advance or capital contribution to or investment in any Person or the engagement in any transaction with any employee, officer, director, consultant or Stockholder;

(q) there has not been any Encumbrance created, or agreement to do so, with respect to any Company Assets, tangible, or intangible;

(r) there has not been any change in the accounting methods or practices followed by the Company, or any change in depreciation or amortization policies or rates theretofore adopted by the Company;

(s) except as set forth on Schedule 4.8(s), there has not been any termination of employment or consultancy of any officer or key employee or key consultant of the Company or, any expression of intention by any officer, key consultant or key employee of the Company to terminate such office, employment or consultancy with the Company;

(t) there has not been any amendments or changes in the Company?s Certificate or by-laws;

(u) except as set forth on Schedule 4.8(u), there has not been any commencement of any litigation or other action by or against the Company and, to the Company?s knowledge, there has been no occurrence which could give rise thereto;

(v) the Company has kept in all material respects true, complete and correct books and records of account (?Books and Records?) with respect to its business, in which entries have made of all transactions up to the Effective Time in the Company?s
Ordinary Course; and

(w) there has not been any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions specified in items (a) through
(v) above.

4.9	Tax Matters. The Company and each other corporation
included in any consolidated or combined tax return in which the Company has been included:

(a) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by them through the Closing Date (the ?Company Returns?) with the appropriate governmental agencies in all jurisdictions in which Company Returns are required to be filed and have paid or will pay all amounts shown thereon to be due; and (b) have paid and shall timely pay all Taxes required to have been paid on or before the Closing Date. All Taxes attributable to all taxable periods ending on or before the Closing Date, to the extent not required to have been previously paid have been adequately provided for on the Company Financial Statements and the Company will not incur or accrue a Tax liability from the date of the Company Financial Statements up to and including the Closing Date, other than a Tax liability incurred or accrued in the Ordinary Course of business. The Company has not been notified by the Internal Revenue Service or any state, local or foreign taxing authority that any issues have been raised (and are currently pending) in connection with any Company Return, and no waivers of statutes of limitations have been given or requested with respect to the Company. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by any other taxing authorities of any Company Return have been fully paid or are adequately provided for on the Company Financial Statements and no proposed additional Taxes have been asserted. The Company has not made an election to be treated as a ?consenting corporation? under Section 341(f) of the Code nor is it a ?personal holding company? within the meaning of Section 542 of the Code. The Company has not agreed to, nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company will not incur a Tax liability resulting from the Company ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax returns. As used in the Agreement, ?Tax? means any of the Taxes and ?Taxes? means, with respect to any entity: (x) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity; and (y) any liability for the payment of any amount of the type described in the immediately preceding clause (x) as a result of: (i) being a ?transferee? (within the meaning of Section 6901 of the Code or any other applicable law) of another entity; (ii) being a member of an affiliated or combined group; or (iii) any contractual obligations or otherwise.

(b) Prior to the Merger, the Stockholders did not dispose of any Company Stock, or receive any distribution from the Company, in a manner that would cause the Merger to violate the continuity of stockholder interest requirement set forth in Treasury Regulation Section 1.368-1(e).

(c) Schedule 4.9(c) hereto sets forth the following information with respect to the Company as of the most recent practicable date: (A) the Tax basis of the Company in its Assets;
(B) the amount of any net operating loss, net Capital loss, unused investment or other credit, unused foreign Tax credit, research and development credit, excess charitable contribution or other carryover allocable to the Company, the years in which such Tax attributes arose and the years (if any) in which such Tax attributes are scheduled to expire; and (C) a list of any Tax elections made by the Company and affecting the Company. The Company has no net operating losses or other Tax attributes subject to limitation under Code Section 382, 383 or 384, or the federal consolidated return regulations, or under any similar provision of state, local or foreign law. The amount of any net operating loss, net Capital loss, unused investment or other credit, unused foreign Tax credit, research and development credit, excess charitable contribution or other carryover allocable to the Company is fully utilizable by the Company.

4.10	Books and Records; Audits and Investigations. All
the books and records of the Company have been kept and were prepared in accordance with GAAP. The Company has delivered to Parent all responses to auditors? inquiry letters received in the past four years and all letters to the Company from the auditors during such period. Schedule 4.10 hereto identifies all correspondence received from a Governmental Authority in the past four years relating to tax and accounting, regulatory compliance reviews, audits or investigations.

4.11 Title to Assets, Properties and Rights and Related
Matters.

(a) The Company has good and marketable title to, or valid leasehold interests in, all its Assets, subject to no security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money (?Encumbrances?) except: (i) liens for current Taxes not yet due and payable, (ii) mechanics? and materialmen?s liens arising or incurred in the Ordinary Course of its business, and (iii) as reflected on Schedule 4.11(a).

(b) The properties, assets, rights, contracts, leases, easements, permits, licenses and real and personal property (the ?Assets?) evidenced on the Company Financial Statements are the sole items of tangible and intangible personal property heretofore utilized by the Company in the (and necessary for the Company to) conduct of its operations. Except as set forth on Schedule
4.11(b), all the Assets are located at 422A Boston Street, Topsfield, MA 01983.

(c) The real and personal property owned or leased by the Company, including, without limitation, all equipment and machinery of the Company, are in reasonable working order and have been maintained in accordance with standard maintenance procedures, and meet all material standards, clearances and ratings in effect on the date hereof in respect of those rules and regulations promulgated by any Governmental Authority applicable thereto except where the failure to meet the above would not have a Material Adverse Effect.

(d) Except as set forth elsewhere in this Section
4.11, the Company makes no representations or warranties regarding the real or personal property owned or leased by the Company, specifically excluding any representations or warranties with respect to merchantability or fitness for a particular purpose of the Company?s products or services.

(e) Schedule 4.11(e) hereto identifies all real property owned or leased by the Company and all improvements located thereon, all unexpired options held by the Company or contractual obligations on its part to purchase or sell any interest in real property, and all mortgages held by the Company. There exists no event constituting a default under any such mortgage and no notice of deficiency has been issued with respect thereto. The real property identified on such Schedule 4.11(e) as owned or leased by the Company is the same as the real property owned or leased by the Company on December 31, 2001, and the condition thereof, including the improvements thereon, has not deteriorated since such date, reasonable wear and tear excepted.

(f) Each lease or license of an Asset by the Company is a valid and subsisting obligation enforceable against the lessor or licensor, as the case may be, in accordance with its terms.

(g) To the knowledge of the Company, except as set forth in Schedule 4.11(g), none of the Stockholders nor any third party owns or has any rights in any Assets or property used to carry on the business or operations of the Company.

(h) Such of the Assets as constitute inventory on the date hereof is in good and merchantable condition and usable for its intended purpose, and, as to finished goods inventory, saleable at its normal gross profit margins experienced over the last twelve (12) months;

(i) Schedule 4.11(i) hereto is a true and correct list of all of the machinery and equipment owned or leased by the Company as of the date hereof having an initial cost exceeding $10,000 or requiring annual lease payments exceeding $10,000, and, as to each item under lease or license, a brief description of the material terms of such lease. The Company has good and marketable title or, if reflected as a leasehold interest in the Company Financial Statements, a valid and enforceable leasehold interest in and to the machinery and equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, which are shown as or reflected in the Assets on the most recent Company Financial Statements, or which, whether or not shown on the Company Financial Statements, were acquired directly or indirectly by the Company through the purchase of Assets or stock from or through merger, consolidation or other transaction with, another Person, except for machinery and equipment and other Assets which have been consumed, sold or disposed of in the Ordinary Course since the date of those Company Financial Statements or such acquisition, free and clear, except as to the Encumbrances set forth on Schedule 4.11(a), of all Encumbrances.

(j) The Company has complied with all obligations under all material leases and licenses to which it is a party or to which it has succeeded by merger or acquisition of stock or Assets of any other Person and under which it is in occupancy or license, as the case may be, and all such leases and licenses are in full force and effect. The Company enjoys peaceful and undisturbed possession under all real property leases.

4.12 Environmental Liability.  Except as set forth on
Schedule 4.12, (a) the Company has obtained all permits, licenses and other authorizations which are required with respect to its operation under any and every (i) federal, state, local or foreign law, ordinance, rule or regulation, or (ii) order, writ, injunction, decree, judgment, award, determination, direction, stipulation or demand of a Government Authority (?Order?), or (iii) demand letter or request for information, or (iv) schedule or time table set forth in any Federal, state, local or foreign law, ordinance, rule, regulation, Order, demand letter or request for information issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment or to occupational health or safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, petroleum by-products or industrial, toxic, flammable, radioactive or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land, surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, petroleum, petroleum by-products or industrial, toxic, flammable, radioactive or hazardous substances or wastes (?Environmental Laws?); (b) the Company is in compliance with the terms and conditions of the required permits, licenses and authorizations required by the Environmental Laws; (c) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter pending relating to the Company or threatened against it relating in any way to any Environmental Laws or any regulation, code, plan or Order issued, entered, promulgated or approved thereunder; (d) there are no investigations or internal or non-public agency proceedings pending regarding the Company relating in any way to any Environmental Laws or any regulation, code, plan or Order issued, entered, promulgated or approved thereunder; and (e) there has been no generation, production, refining, processing, manufacturing, use, storage, disposal, treatment, shipment, emission, receipt or release of a substance or material regulated by any Environmental Law, and in the regulations adopted and publications promulgated pursuant thereto and include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, asbestos or any material containing asbestos or petroleum or petroleum by-product (?Hazardous Substance?) (i) by the Company, its agents and employees, or (ii) on, in or under such of the Assets of the Company constituting real property which would subject the owner or operator of the real property or business, or any past or future owner or operator of the real property to liability for the removal, remediation or cleanup of any Hazardous Substance. The Company has delivered to Parent true and complete copies of all environmental studies made in the last ten years relating to the Company?s real property or the business of the Company. Except as set forth on Schedule 4.12, no Hazardous Substance has ever been spilled, released, leaked, poured, leached, dumped, discharged, placed or disposed of, or otherwise caused to be located at any property which has at any time been owned, leased or used by the Company in violation of any Environmental Law and all Hazardous Substances have been handled in compliance with Environmental Laws.

4.13 Intellectual Property. Schedule 4.13 sets forth a list of all patents, copyrights, trademarks, trade names and service marks and any licensed intellectual property rights (other than commercial or ?shrink-wrap? licenses covering software generally available to the public on a retail basis) (collectively, ?Intellectual Property Rights?) of the Company. The ownership or use of such Intellectual Property Rights by the Company does not infringe on the intellectual property rights of others and the Company has not received notice alleging any such infringement, and, to the knowledge of the Company, no third party is infringing on the Intellectual Property Rights of the Company. The Company is not obligated to pay any third party any royalty or fee for the use of the Intellectual Property Rights used in its business. The execution and delivery of the Agreement by the Company and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Encumbrances), the Company Intellectual Property Rights, and, to the knowledge of the Company, has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including, without limitation, any employees, former employee, Stockholder or former Stockholder.

4.14 Agreements, Etc. Schedule 4.14 sets forth a true and complete list of all written or oral contracts, agreements and other instruments to which the Company is a party and not made in the Ordinary Course of business, or made in the Ordinary Course of business which are currently in effect, and referred to in any of clauses (a) through (k) of this Section 4.14

(a) any joint venture, partnership or other agreement or arrangement for the sharing of profits;

(b) any collective bargaining contract or other contract with or commitment to any labor union;

(c) the future purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Company in an amount in excess of $10,000 per annum, which agreement, arrangement or understanding is not terminable on thirty (30) days? notice without cost or other liability at or at any time after the Effective Time, or in which the Company has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, Assets or territory;

(d) the employment or consultancy of any officer, employee, consultant or agent or any other type of contract, commitment or understanding with any officer, employee, consultant or agent which (except as otherwise generally provided by applicable law) is not immediately terminable without cost or other liability at or at any time after the Effective Time;

(e) an indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or, if involving payments in excess of $10,000 per annum, for a leasing transaction of a type required to be Capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(f) a contract or commitment for Capital expenditures individually in excess of $10,000;

(g) any agreement or contract with a ?disqualified individual? (as defined in Section 280G(c) of the Code), which could result in a disallowance of the deduction for any ?excess parachute payment? (as defined in Section 280G(b)(i) of the Code) under Section 280G of the Code;

(h) an agreement or arrangement for the sale of any Assets, properties or rights having a value in excess of $10,000;

(i) an agreement which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area;

(j) the Company accounts for all of its software, hardware, consulting, licensing, distribution and other similar agreements and contracts under which the Company provides services or sells or distributes goods or equipment in accordance with GAAP; and

(k) a list of all agreements (?Government Contracts?)
with the Company?s vendors where the Company is an approved vendor with the United States Department of Defense or other applicable Governmental Authority. The Company has furnished to Parent true and complete copies of all such agreements listed in Schedule 4.14 and Schedule 3.2 and each such agreement:

(i) is the legal, valid and binding obligation of the Company and, to the best knowledge of the Company, the legal, valid and binding obligation of each other party thereto, in each case enforceable in accordance with its terms;

(ii) is in full force and effect; and

(iii) the other party or parties thereto is or are not, to the knowledge of the Company, in material default thereunder.

4.15 Suppliers; Raw Materials. Schedule 4.15 sets forth the names and addresses of the ten largest suppliers of the Company based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the Company from such suppliers during the one year period ended December 31, 2001.

4.16 Customers; Sales Representatives.

(a) Schedule 4.16(a) sets forth for the years ended
December 31, 2001 and 2000 (i) a list of the top 10 customers (inclusive of distributors) of the Company based on the aggregate value of goods and services ordered from the Company by such customers during each such period and (ii) the products purchased by each such customer and the amount for which each such customer was invoiced during such period. The Company has not received any notice or has any reason to believe that any material customer (i) has ceased, or will cease, to use the products, goods or services,
(ii) has materially reduced or will materially reduce, the use of products, goods or services or (iii) has sought, or is seeking, to materially reduce the price it will pay for products, goods or services, which cessations and reductions, either individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect on the Company.

(b) Schedule 4.16(b) sets forth a complete and correct list of each sales representative of the Company (the ?Company Sales Representatives?), indicating with respect to each such Company Sales Representative the aggregate value of goods and services ordered from the Company by customers for whose accounts such Company Sales Representative was responsible. Each of the Company Sales Representatives is continuing to act as a sales representative on behalf of the Company and the Company has no reason to believe that any such representative has ceased or will cease to act on behalf of the Company.

4.17 No Defaults, Etc. The Company has in all respects performed all the material obligations required to be performed by it to date and is not in material default or alleged to be in material default under: (a) its Certificate or by-laws; or (b) any material agreement, lease, mortgage, indenture, contract, commitment, instrument or obligation to which the Company is a party or by which any of its Assets or rights are or may be bound or affected, and there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing. No current customer has notified, or to the knowledge of the Company expressed an intention to notify, the Company or its employees, officers or agents, that such customer will materially reduce the dollar amount of business it will do with the Company or cease doing business with the Company. Provided that the Company obtain the consents which may be required to consummate the transaction which are set forth on the Schedule 4.17, no such mortgage, indenture, lease, contract, agreement, license, instrument or order limits in any material way the freedom of any Person acquiring control of the Company, whether directly or indirectly, or from performing the Agreement in accordance with its terms. The Company has not received any notice from any party to any such contract with respect to such party?s unwillingness or inability to perform thereunder.

4.18 Litigation, Observance of Statutes, Regulations and
Orders.  There are no:

(a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, ?Actions?) pending, or to the knowledge of the Company, threatened against the Company, or to the knowledge of the Company facts which could give rise to any of the foregoing, whether at law or in equity, or before or by any Governmental Authority, other than as set forth in Schedule 4.18(a);

(b) outstanding judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Company or disputes with customers or vendors;

(c) violations of or defaults with respect to any Order of any arbitrator or Governmental Authority and, there is no basis for there to be declared any such violation or Default;

(d) to the knowledge of the Company, Company officers, directors, employees, agents, Stockholders or representatives who have made, directly or indirectly, with respect to the business of the Company, any illegal political contributions, payments from corporate funds not recorded in the Books and Records of the Company, payments from corporate funds that were falsely recorded on the Books and Records of the Company, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions or illegal payments from corporate funds to obtain or retain business; or

(e) no holder of common stock of any Person which was, at any time, directly or indirectly a subsidiary of the Company, or which merged with or into the Company or any direct or indirect subsidiary of the Company, or a Person from which the Company, directly or indirectly, acquired substantially all of such Person?s Assets or a stockholder of such Person, has asserted any claim against the Company arising out of the acquisition of such Assets or of such holder?s common stock and the Company knows of no basis for any such claim.

4.19 Licenses, Permits, Etc. The Company possesses adequate licenses, clearances, ratings, permits and franchises, and all rights with respect thereto, to conduct its business as now conducted, and without any conflict with the rights of others in any such license, clearance, rating, permit or franchise. The Company has no knowledge of, nor has received notice of termination, revocation or limitation of, or of the pendency or threatened commencement of any proceeding to terminate, revoke or limit any such licenses, clearances, ratings, permits or other approvals by the Governmental Authority or other Person issuing same.

4.20 Compliance; Governmental Authorizations.  The
Company has complied within the last five (5) years and is presently in compliance in all material respects with all material Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it or its business, including, without limitation, all quality requirements applicable to its business, the Environmental Authorities, all Federal and state securities or ?blue sky? laws, and all laws and regulations relating to occupational safety and health and the environment. The Company has all material authorizations, security clearances, consents, approvals, licenses and permits necessary to be obtained from Governmental Authorities in the conduct of its business as presently conducted and as currently proposed by the Company to be conducted, such authorizations, consents, approvals, licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any thereof. All of the Company?s full-time and temporary personnel who provide services in a manner or of the type that require specific certifications or clearances have provided such services at all times while having such certifications or clearances in full force and effect. Neither the Company has nor, to the knowledge of the Company, any of its full-time or part-time personnel has, with respect to each of his or her activities, actions, or services for or on behalf of the Company, been cited or alleged by the Environmental Authorities, Defense Investigative Service or other regulatory authority within the last five (5) years as failing to comply with regulatory requirements or guidelines.

4.21 Labor Relations; Employees. Schedule 4.21 sets forth the name, date of hire, and rate of pay (including date of most recent increase, if any) of all full-time and part-time employees of the Company and the primary locations at which such employees provide their services as of the Closing Date. In addition, except as set forth on Schedule 4.21,

(a) the Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such Persons;

(b) neither Acquisition Sub nor the Surviving
Corporation will by reason of anything done prior to the Closing be liable to any of such employees or consultants for severance pay or any other payments other than for ordinary wages and salaries payable through Closing;

(c) the Company is in compliance in all material respects with all material Federal, state, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours;

(d) there is neither pending nor, threatened labor dispute, strike or work stoppage involving employees of the Company (or otherwise) which affects or which may affect the Company?s business or which may interfere with its continued operations;

(e) to the knowledge of the Company, there are no union organization efforts relating to employees of the Company or any representation question involving recognition as a collective bargaining agent for any employees of the Company;

(f) there is not pending or, to the knowledge of the Company, threatened any charge or complaint against the Company by the National Labor Relations Board or any representative thereof;

(g) there have been no strikes, walkouts or work stoppages involving employees of the Company in the last five (5) years;

(h) there is no unfair labor practice, sexual harassment or other employment-related complaint pending or, to the knowledge of the Company, threatened against the Company or any employee of the Company. No employee or consultant of the Company is, to the knowledge of the Company, in material violation of any term of any employment contract or consulting contract, confidentiality agreement or any other contract or agreement relating to the relationship of such employee or consulting contract with the Company or any other party because of the nature of the business conducted or proposed to be conducted by the Company or the execution and delivery of such agreement or contract by such employee or consultant.

4.22 Employee Benefit Plans and Contracts.

(a) Schedule 4.22(a) identifies each ?employee benefit plan,? as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (?ERISA?), and all other material written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Company and any Employee of the Company, but excluding workers? compensation, unemployment compensation, other government-mandated programs and the Company?s salary and wage arrangements) currently or previously maintained, contributed to or entered into by the Company or any ERISA Affiliate thereof for the benefit of any Employee or former Employee under which the Company or any ERISA Affiliate thereof has any present or future obligation or liability (the ?Employee Plans?). The Company has provided to Parent true and complete copies of all Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. For purposes of the preceding sentence, ?ERISA Affiliate? shall mean any entity which is a member of (A) a ?controlled group of corporations,? as defined in Section 414(b) of the Code, (B) a group of entities under ?Capital control,? as defined in Section 414(c) of the Code or (C) an ?affiliated service group,? as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company. Any Employee Plans which individually or collectively would constitute an ?employee pension benefit plan,? as defined in
Section 3(2) of ERISA, but which are not Multiemployer Plans (collectively, the ?Pension Plans?), are identified as such in
Schedule 4.22(a). For purposes of this Section 4.22, ?Employee? means any employee, consultant or director of the Company.

(b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to the date hereof, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company does not know of any facts or circumstances that would materially adversely affect such qualification prior to the Closing. The Company has provided Parent with copies of the most recent Internal Revenue Service determination letters with respect to any such Employee Plans. Each Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Employee Plans.

(c) No Employee Plan constitutes or since the enactment of ERISA has constituted a ?multi employer plan,? as defined in Section 3(37) of ERISA (a ?Multi employer Plan?).

(d) Schedule 4.22(d) lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers?
benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which:

(i) is not an Employee Plan;

(ii) is entered into, maintained or contributed to, as the case may be, by the Company;

(iii) covers any Employee or former Employee;
and

(iv) under which the Company has any present or future obligation or liability (excluding workers? compensation, unemployment compensation or other government-mandated programs and the Company?s salary and wage arrangements). Such contracts, plans and arrangements as are described above are hereinafter referred to collectively as the ?Benefit Arrangements.? Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all material laws, statutes, rules, regulations, orders and judgments which are applicable to such Benefit Arrangements. Except as indicated on
Schedule 4.22(d), no Benefit Arrangement or Employee Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employee or former employee of the Company beyond such employee?s retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any ?employee pension plan?, as that term is defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

(e) The Company has provided, or will have provided, to individuals entitled thereto who are current or former Employees of the Company all required notices within the applicable time period and coverage pursuant to Section 4980B of the Code with respect to any ?qualifying event? (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former Employees of the Company.

(f) None of the Employee Plans is subject to Title
IV of ERISA. There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, or on behalf of or against any of the Employee Plans or any trusts related thereto.

(g) With respect to each Employee Plan, neither the Company nor any ERISA Affiliate has engaged in a ?prohibited transaction? (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that would subject the Company or the Parent to any taxes, penalties or other liabilities resulting from prohibited transactions under Section 4975 of the Code or Section 409 or 502(i) of ERISA.

(h) Neither the Company nor any ERISA Affiliate is a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any ?excess parachute payment? within the meaning of
Section 280G of the Code.

(i) Except to the extent set forth on Schedule
4.22(i) hereto, to the extent any Employee Plan is subject to approval by any governmental agency (or such approval is available under applicable law), such Employee Plan has received such approval and such approval is current.

(j) The Company is not subject to, and no facts exist which could subject the Company to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefits payments or related claims (other than the ordinary usual claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any Tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.

(k) no ERISA Welfare Plan provides benefits to former employees of the Company other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA.

(l) There are no pending or, to the knowledge of the Company, threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary usual claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the Ordinary Course.

(m) There is no requirement that Parent, Surviving
Corporation or the Company make any further contributions to any Employee Plan after the Closing Date, and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by Parent, Surviving Corporation or the Company in its sole discretion on or after the Closing Date without liability of any kind or description whatsoever to Parent, the Company, Surviving Corporation, any of Parent?s ERISA Affiliates, or any other person, entity or governmental agency; provided, however, that Plan benefits upon such termination are distributed to Participants in accordance with the Plan terms and consistent with the requirements of ERISA and the Code.

4.23 Certain Agreements. Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby will:

(a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, Stockholder, or employee of the Company from the Company, under any Employee Plan, Benefit Arrangement or otherwise;

(b) increase any benefits otherwise payable under any Employee Plan or the Benefit Arrangement;

(c) result in the acceleration of the time of payment or vesting of any such benefits; or

(d) violate any no shop, nonsolicitation, noncompetition or nondisclosure agreement that the Company may be a party to.

4.24 Insurance. The Company maintains policies of insurance described on Schedule 4.24 sets forth and accurately describes such policies, and a history of all claims within the last three years in excess of $10,000 made by the Company thereunder and the status thereof. All such policies of insurance are in full force and effect and all premiums with respect thereto are currently paid and, to the knowledge of the Company, no basis exists for termination or non-renewal of any thereof on the part of the insurer. The amounts of coverage under such policies conform to the requirements set forth in the Company?s customer contracts. The Company has not, during the last three fiscal years, been denied or had revoked or rescinded any policy of insurance.

4.25 Brokers. The Company has not, nor have any of its officers, directors, Stockholders or employees, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders? fees in connection with the transactions contemplated by the Transaction Documents other than Northeast
Entrepreneurs, Inc.

4.26 Related Transactions. Except for compensation to regular employees of the Company and as set forth on Schedule 4.26 hereto, no current or former director, officer or Stockholder that is an affiliate of the Company or any associate (as defined in the rules promulgated under the Exchange Act) thereof, is now, or has been during the last three (3) fiscal years:

(a) a party to any transaction with the Company or any Subsidiary in which the amount involved exceeded $10,000 (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such director, officer or Stockholder or associate thereof);

(b) the direct or indirect owner, including any ownership by a family member, of a 10% or greater interest in any non-natural Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor, of the Company; or

(c) a party to any transaction with the Company whereby such Person received compensation (other than dividends paid by a publicly held corporation) from any other Person, which is, or has been, a supplier, customer, or, within the last 12 months, competitor of the Company.

4.27 Board Approval.  The Board of Directors of the
Company has:

(a) approved the Merger in principle to which the Company is a party and the transactions contemplated hereby and thereby;

(b) and by the Closing will have approved the Transaction Documents and determined that the Merger is in the best interests of the Stockholders and is on terms that are fair to such Stockholders; and

(c) recommended that the Stockholders approve the Merger in accordance with the MGL. No other Company approvals are required other than that of the Board of Directors and Stockholders.

4.28 Vote Required. The vote of two-thirds of the shares of Company Common Stock outstanding and entitled to vote on approving the Merger, the Agreement and the transactions contemplated hereby and thereby are the only votes of the holders of any class or series of the Company?s Common Stock necessary to approve the Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby.

4.29 Officers and Directors. The duly elected, qualified and acting officers and directors of the Company are as set forth in Schedule 4.29.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in:

(a)	the Stockholders? Materials (defined below)
will, at the dates mailed to the Stockholders and at the effective date of the Stockholder Action (defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Stockholders? Materials will comply as to form with the provisions of all applicable laws, rules and regulations of all Governmental Authorities.

4.31 Bank Accounts; Credit and Charge Cards. Schedule
4.31 hereto contains a true and complete list as of the date hereof
(i) of all banks, trust companies and savings and loan associations in which the Company maintains an account (and the account number thereof) or safe deposit vault and the names of all Persons authorized to draw thereon and the balances on such accounts as of December 31, 2001; and (ii) of all credit and charge cards issued in the name of the Company or any of its employees or officers and for which the Company has any liability and the outstanding balances on each such card as of December 31, 2001.

4.32 No Right of Action. The execution and delivery of the Agreement and the other agreements, documents and instruments contemplated hereby and the completion of the transactions contemplated hereby and thereby, shall not cause Parent, the Surviving Corporation, or any of their respective affiliates to be liable for damages to any other Person or give such Person any equitable right against any of them or the Company or any of their respective Assets.

4.33 Knowledge Definition. As used in the Agreement, ?to the knowledge of the Company? and like phrases shall mean and include:

(a) actual knowledge; and

(b) that knowledge which a prudent businessperson
(including the officers, directors and other key employees of the Company) would have obtained in the management of his or her business affairs after reviewing this Article IV in detail and making due inquiry and exercising reasonable diligence with respect thereto.

4.34 Full Disclosure. No financial statement, Exhibit,
Schedule or document required by the Agreement to be prepared or furnished by or on behalf of the Company or any Key Stockholder to the Parent and/or Acquisition Sub in connection with the Agreement or any other Transaction Document hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in this Article IV do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.35	Acquiring Stock Consideration for Investment.   The
Company and the Key Stockholders acknowledge that the Stockholders are acquiring the Stock Consideration for investment and not with a view to or for sale in connection with the distribution of such stock nor with any present intention of selling or otherwise disposing of all or any part of such stock; provided, however, the Stockholders shall have the right to transfer the securities to third parties pursuant to an exemption from registration under the Securities Act of 1933 (the "Act"). In connection with any such future transfer, the Parent will accept an acceptable opinion of counsel to the Stockholders as to the existence of any exemption. The Parent, the Acquisition Sub, the Company and the Key Stockholders hereby acknowledge the understanding that the stock representing the Stock Consideration is not being registered under the Act or any state securities laws, on the ground that the issuance of such stock in connection with the Agreement is, on information and belief, exempt under the Act and relevant state securities laws, as a small offering and not involving a public offering, whether under SEC Rule 505 or otherwise. The Company agrees to include with the Stockholders' Materials a notice to the Stockholders that they may not sell such shares of stock unless they are subsequently registered or an exemption from such registration is available. The Parent and the Acquisition Sub agree to provide the Company, for inclusion with the Stockholders' Materials, with the documents and information required to be disclosed to the Stockholders pursuant to SEC Rule 505, including but not limited to the information and documents described in SEC Rule 502(b)(2)(ii). The Company and the Key Stockholders acknowledge their understanding that the Parent's reliance on such exemptions are, in part, based upon the foregoing representations, warranties, and agreements by the Company and the Key Stockholders and that the statutory basis for such exemptions would not be present, if notwithstanding such representations, warranties and agreements, the Stockholders were acquiring such stock for resale on the occurrence or non-occurrence of some predetermined event.
In order to induce the Parent to issue such stock, it is agreed that the Parent will have no obligation to recognize the ownership, beneficial or otherwise, of such stock by anyone but the Stockholders, except as set forth herein.

The Company and the Key Stockholders have also been given the opportunity, and the remaining Stockholders will, between the time of the mailing of the Stockholders' Materials and the Stockholders' Meeting (defined below), be given the opportunity, to ask questions of, and receive answers from, management of the Parent regarding the terms and conditions of this Agreement, and the transactions contemplated thereby, as well as the affairs of the Parent and related matters. The Company and the Stockholders may have access to whatever additional information concerning the Parent, its financial condition, business, prospects, management, capitalization, and other similar matters, that the Company and the Stockholders desire, provided that the Parent can acquire such information without unreasonable effort or expense. The Company and the Key Stockholders have had the opportunity to obtain additional information necessary to verify the accuracy of the information referred to in this Section 4.35.

4.36	 Other Loans.	The outstanding principal and accrued
interest therein as of December 31, 2001 of the Company?s loans with Messrs. Maddix, Kilduff and Joe Hill are set forth on Schedule 4.36 (the ?Other Loan?).

4.37	Backlog.	The Company?s current backlog at December
31, 2001 is set forth on Schedule 4.37(a) and any items that are currently at the Company for warranty repair are identified on
Schedule 4.37(b). Such schedules are true and correct as of such date, and such backlog is for parts that have been designed or are clearly within the design capabilities of the Company; and none of the Key Stockholders has any reason to believe that any of such backlog will not be shipped in accordance with the contractual requirements for such shipment. The schedule of backlog will be updated as of the Closing Date.

4.38	MRI Product Line.	The assets making up the
magnetic resonance imaging (?MRI?) product line discontinued by the Company in 2000 are included in the Assets. The Company has no and does not anticipate any warranty claims for products in its MRI product line.

4.39	Non-disclosure Agreements.	The Company has
entered into non-disclosure agreements with the Persons identified on Schedule 4.39. Other than as set forth on Schedule 4.39, the Company has requested and received the return of its confidential information from such Persons.


ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company and each of the Key Stockholders that:

5.1	Organization; Good Standing; Qualification and
Power. Each of Parent and Acquisition Sub:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

(b) has all requisite corporate power and authority to enter into the Transaction Documents to which either is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

   		5.2 Continuity of Business Enterprise. It is the present intention of Parent, and shall be the intention of the Parent as of the Closing, to continue at least one significant historic business line of the Company or to use at least a significant portion of the Company?s historic business Assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

5.3 Authority; No Consents. The execution, delivery and performance by Parent and Acquisition Sub of the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and the Agreement and the other Transaction Documents to which each is a party have been and will be, duly and validly executed and delivered by Parent and Acquisition Sub, and the Agreement and the other Transaction Documents to which each is a party are the valid and binding obligations of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with their respective terms subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles. Neither the execution, delivery and performance of the other Transaction Documents to which each is a party nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or thereby nor compliance by Parent and Acquisition Sub with any provision hereof or thereof will: (a) conflict with; (b) result in any violations of; (c) cause a default under (with or without due notice, lapse of time or both); (d) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under; or (e) result in the creation of any Encumbrance on or against any assets of Parent or Acquisition Sub, right or property of Parent or Acquisition Sub under any term, condition or provision of: (x) any instrument or agreement to which Parent or Acquisition Sub is a party, or, to the knowledge of Parent and Acquisition Sub, by which Parent or Acquisition Sub, their respective properties, assets or rights may be bound (except as shall have been waived or with respect to which consent shall have been obtained prior to the Closing) except where the foregoing would not result in a Material Adverse Effect on Parent; (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Parent or Acquisition Sub or any of their respective properties, assets or rights except where the foregoing would not result in a Material Adverse Effect on Parent; or (z) the Certificate or by-laws of Parent or Acquisition Sub, respectively, as amended through the date hereof. Except as contemplated by the Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by Parent and Acquisition Sub of the Agreement or the Transaction Documents to which Parent and Acquisition Sub is a party or the consummation of the transactions contemplated hereby or thereby, except for: (i) such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with the Agreement and the transactions contemplated hereby and thereby; (ii) such filings as may be required by Nasdaq with respect to notification and listing of Parent Common Stock to be issued in connection with the Merger, if any; (iii) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby, if any; and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the Parent or materially impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by the Agreement, including, without limitation, the Merger.

5.4 SEC Documents. Parent has filed each report, schedule, registration statement and definitive proxy statement with the SEC on or after March 31, 2001 (the ?Parent SEC Documents?), which are all the documents (other than preliminary material) that Parent was required to file (or otherwise did file) with the SEC on or after March 31, 2001. As of their respective dates, none of the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

5.5 Financial Statements. The financial statements of the Parent included in the Parent SEC Documents (the ?Parent
Financial Statements?):

(a) complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, consistently applied (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB promulgated by the SEC);

(b) were in accordance with the books and records of the Parent; and

(c) fairly present (subject, in the case of the unaudited statements, to normal, nonrecurring audit adjustments) the financial position of the Parent as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

5.6 Absence of Undisclosed Liabilities. At March 31,
2001, (a) Parent had no Liability which was not provided for or disclosed on the Parent SEC Documents for the fiscal year ended March 31, 2001; and (b) all liability reserves established by Parent and set forth on the Parent Financial Statements were adequate, in the good faith judgment of Parent, for all such Liabilities at the date thereof. There were no material loss contingencies (as such term is used in FAS No. 5) which were not adequately provided for on the Parent Financial Statements as required by FAS No. 5.

5.7 Absence of Changes. Since the filing with the SEC of the Parent?s most recent 10-KSB, the Parent has not experienced any Material Adverse Effect.

5.8 Full Disclosure. No financial statement, Exhibit,
Schedule or document required by the Agreement to be prepared or furnished by or on behalf of the Parent or Acquisition Sub to the Company or and/or the Key Stockholders in connection with the Agreement or any other Transaction Document hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in this Article V do not contain any material misstatements of fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading.
5.9 Tax Matters. The Parent:

(a) has filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local Tax returns and Tax reports required to be filed by Parent through the Closing Date (the ?Parent Returns?) with the appropriate governmental agencies in all jurisdictions in which Parent Returns are required to be filed and have paid or will pay all amounts shown thereon to be due; and (b) have paid and shall timely pay all Taxes required to have been paid on or before the Closing Date.

5.10 No Defaults, Etc. The Parent and Acquisition Sub have in all respects performed all the material obligations required to be performed by it to date and is not in material default or alleged to be in material default under: (a) its Certificate or by-laws; or (b) any material agreement, lease, mortgage, indenture, contract, commitment, instrument or obligation to which the Parent and Acquisition Sub is a party or by which any of its Assets or rights are or may be bound or affected.

5.11 Board Approval. The Board of Directors of the Parent and Acquisition Sub have approved the Transaction Documents to which the Parent and Acquisition Sub are a party and the transactions contemplated hereby and thereby;

5.12 Parent Common Stock. The shares of Parent Common
Stock issued in the Merger pursuant to Article II of the Agreement shall at the Effective Time be duly authorized, validly issued, fully paid, and nonassessable and in compliance with the listing rules and regulations of Nasdaq.

5.13	Parent?s Resources.	The Parent has adequate
financial resources to fully fund the Cash Consideration, and agrees to make such resources available to fund the Cash
Consideration.


ARTICLE VI
CONDUCT AND TRANSACTIONS PRIOR TO
EFFECTIVE TIME; ADDITIONAL AGREEMENTS

6.1 Access to Records and Properties of Each Party; Confidentiality. From and after the date hereof until the Effective Time or the earlier termination of the Agreement pursuant to
Section 13.1 hereof (the ?Executory Period?), the Company shall afford: (i) representatives of the Parent or Acquisition Sub, free and full access at all reasonable times upon reasonable notice to all properties, books and records (including tax returns filed and those in preparation) of the Company provided that such activities shall not interfere with the Company?s normal operations, in order that the Parent and Acquisition Sub may have full opportunity to make such investigations as they shall reasonably desire to make of the business and affairs of the Company. Additionally, the Company will permit the Parent and Acquisition Sub to make such reasonable inspections of the Company and its respective operations during normal business hours, upon reasonable notice, as the Parent and Acquisition Sub may reasonably require and the Company will cause its officers to furnish to the Parent and Acquisition Sub, such additional financial and operating data and other information as to the business and properties of the Company as the Parent and Acquisition Sub shall from time to time reasonably request (it being understood that, subject to the terms of the Non Disclosure Agreement dated September 20, 2000 by and between the Parent and the Company, to which agreement the Acquisition Sub declares itself bound, Parent and Acquisition Sub shall be entitled to make copies of such information and take notes with respect thereto). No investigation pursuant to this Section 6.1, or made prior to the date hereof, shall affect or otherwise diminish or obviate in any respect any of the representations and warranties made in the Agreement.

6.2 Operation of Business of the Company. During the
Executory Period, the Company will operate its business as now operated and only in the normal and Ordinary Course and, consistent with such operation, will use its commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its officers, consultants and employees and to maintain satisfactory relationships with licensors, franchisees, licensees, suppliers, contractors, distributors, customers and other Persons having business dealings with it. Without limiting the generality of the foregoing, during the Executory Period, the Company shall not:

(a) take any action that would result in any of the representations and warranties of the Company herein becoming untrue or in any of the conditions to the Merger not being satisfied.

(b) take or cause to occur any of the actions or transactions described in Section 4.8 hereof.

6.3 Negotiation with Others.

(a) During the Executory Period, the Company and the
Key Stockholders shall not, and the Company shall not permit any agent or other representative of the Company or any Key Stockholder to, directly or indirectly:

(i) solicit, initiate or engage in discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Company or Key Stockholder or otherwise) or take any other action to facilitate the efforts of any Person, relating to the possible acquisition of the Company (whether by way of merger, purchase of Company Common Stock, purchase or lease of Assets or otherwise) or any material portion of its common stock or Assets (any such acquisition being referred to as an ?Acquisition Transaction?);

(ii) provide information to any Person, other than the Parent or Acquisition Sub, relating to a possible
Acquisition Transaction;

(iii) enter into an agreement with any Person, other than the Parent or Acquisition Sub, relating to or providing for a possible Acquisition Transaction;

(iv) consummate an Acquisition Transaction with any Person other than the Parent or Acquisition Sub; or

(v) make or authorize any statement,
recommendation or solicitation in support of any possible
Acquisition Transaction, unless the Parent or Acquisition Sub are a party to such Acquisition Transaction.

6.4 Advice of Changes. The Company and Parent shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change, event or circumstance having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on either such Person or which could impair (negatively or positively) its financial projections or forecasts.

6.5 Letter of the Company?s Accountants. If requested by
Parent, at the Closing, the Company shall use its best commercial efforts to cause to be delivered to Parent a bring-down comfort letter of Paul Taylor, the Company?s independent accountant, dated the Closing Date and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants with Mergers.

6.6 Stockholders? Approval. The Company shall:

(a) call a special meeting of the Stockholders (the
?Stockholders? Meeting?) within 30 days (or such other period as may be required by applicable law) for the purpose of obtaining the approval of the Merger, the Agreement and the transactions contemplated hereby and thereby (the ?Stockholder Action?); and

(b) recommend that the Stockholders vote in favor of the Merger and approve the Agreement and take or cause to be taken all such other action as may be required by the DBCL, the DGBL and any other applicable law in connection with the Merger and the Agreement, in each case as promptly as possible. The Company shall prepare and distribute any written notice and other materials relating to the Stockholder Action, in accordance with the Certificate and by-laws of the Company, the DGBL and any other Federal and state laws relating to the Merger, such Stockholders? Meeting or any other transaction relating to or contemplated by the Agreement (collectively, the ?Stockholders? Materials?); provided, however, that Parent and its counsel shall have the opportunity to review all Stockholders? Materials prior to delivery to the Stockholders, and all Stockholders? Materials shall be in form and substance reasonably satisfactory to Parent and its counsel; provided, further, however, that if any event occurs which should be set forth in an amendment or supplement to any Stockholders? Materials, the Company shall promptly inform Parent thereof (or, if such event relates solely to Parent, Parent shall promptly inform the Company thereof), and the Company shall promptly prepare an amendment or supplement in form and substance satisfactory to Parent in accordance with the Certificate and by-laws of the Company, the DGBL and any other Federal or state laws.

6.7 Legal Conditions to Merger. Each Party shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to the Merger and will take all reasonable action necessary to cooperate with and furnish information to the other Party in connection with any such requirements imposed upon such other Party in connection with the Merger. Each Party shall take all reasonable actions necessary:

(a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other Party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such Party (or by the other Party) in connection with the Merger or the taking of any action contemplated by the Agreement or the Plan of Merger; and

(b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such Party to consummate the transactions contemplated hereby; and (c) to fulfill all conditions precedent applicable to such Party pursuant to the Agreement.

6.8 Consents. Each Party shall use its commercially reasonable efforts, and the other Party shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each Person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Merger and the transactions contemplated hereby and to enable the Surviving Corporation to conduct and operate the business of the Company substantially as presently conducted and as proposed to be conducted.

6.9 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto shall, in good faith, use reasonable effort to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the transactions contemplated hereby and to satisfy or cause to be satisfied all conditions precedent that are applicable to each such Party that are set forth in the Agreement as soon as reasonably practicable.

6.10 Notice of Prospective Breach. Each Party hereto shall immediately notify the other Party in writing upon the occurrence of any act, event, circumstance or thing that is reasonably likely to cause or result in a representation or warranty hereunder to be untrue at the Closing, the failure of a closing condition to be achieved at the Closing, or any other breach or violation hereof or default hereunder.

6.11 Public Announcements. Each of the Company and the
Parent hereto agrees that it shall consult with the other parties before issuing any press releases or otherwise making any public statements with respect to the Merger; and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or as may be advised by counsel to be desirable or appropriate, without the prior written consent of the other. Each Party further agrees that no Party shall unreasonably withhold their written consent to the issuance of a public disclosure referred to in this Section 6.11.

6.12 Notice of Developments. Each party hereto will use all commercially reasonable efforts to ensure that its respective representations and warranties will be accurate and complete at the time the Agreement is executed. However, notwithstanding the foregoing, each party shall at any time from the date of the Agreement throughout the Closing notify the other party if the notifying party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of the Agreement or of any development causing a breach of any of its representations and warranties.

6.13 Agreement Regarding Proceedings. In the event of any threatened, pending or completed claim, action, suit, investigation or any legal, administrative or other proceeding (a ?Proceeding?) by any Governmental Authority or other Person which questions the validity or legality of the transactions contemplated by the Agreement or seeks to enjoin, restrain or prohibit such transactions, or seeks damages in connection therewith, whether before or after the Effective Time of the Merger, Parent, Acquisition Sub, the Company, and the Surviving Corporation agree, to the fullest extent permissible by law, to cooperate in the defense thereof.

6.14 Key Stockholder Agreements. Notwithstanding anything contained herein to the contrary, the execution of the Agreement by each of the Key Stockholders shall terminate, effective as of the date hereof, any and all oral or written agreement (other than the Agreement and the Voting Agreement), understanding or similar arrangement (to the extent not set forth on Schedule 3.2 or specifically set forth in the Agreement) to which any such Key Stockholder is a direct or indirect party or beneficiary and to which the Company, its affiliates or agents, is a direct or indirect party or beneficiary without any further liability or obligations of the Company, its successors, assigns, affiliates or agents. This Section 6.14 shall not apply to the lease by and between the Company and Enon Nominee Trust currently in effect and the shareholder to Company loans disclosed on Schedule 4.36 and referred to in Section 7.8.


ARTICLE VII
CONDITIONS PRECEDENT TO EACH PARTY?S OBLIGATIONS

The obligations of each Party to perform the Agreement and to consummate the transactions contemplated hereby and thereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by each other
Party:

7.1 Stockholder Approval; Agreement of Merger. The
Agreement and the Merger shall have been approved and adopted by two-thirds of the shares of Company Common Stock outstanding and entitled to vote on approving the Agreement and the Merger.

7.2 Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

7.3 Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

7.4 Agreements. The following agreements shall have been executed and delivered by the respective parties thereto:

(a)	a one year part-time consulting agreement
between Parent and Harold S. Maddix (the "Maddix Consulting
Agreement") (substantially in the form set forth in Exhibit B); and

(b)	a two year employment agreement between Parent
and Don F. Kilduff (the "Kilduff Employment Agreement")
(substantially in the form set forth in Exhibit C).

7.5 Legislation. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by the Agreement or any of the conditions to the consummation of such transactions.

7.6 Company Cash. At least $50,000 in cash, in addition to funds needed to fund any outstanding checks of the Company, shall be on deposit in a bank account of the Company at the Closing.

7.7	Lease.  The Surviving Corporation shall have entered
into a two year lease to occupy the premises owned by the Enon
Nominee Trust on the same terms and conditions as in place as of September 30, 2001 (?Enon?s Facility?).

7.8	Other Loans.	 The Surviving Corporation shall
repay the outstanding Other Loans of Messrs. Hill and Kilduff at the Closing. The Surviving Corporation and Mr. Maddix shall enter into a new three year promissory note with Mr. Maddix with respect to his Other Loan in the form of Exhibit A attached hereto to be delivered to Mr. Maddix in exchange for the note representing his Other Loan.


ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB

The obligations of Parent to perform the Agreement and to consummate the transactions contemplated hereby and of Acquisition Sub to perform the Agreement and to consummate the transactions contemplated hereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by Parent and Acquisition Sub:

8.1 Representations and Warranties. The representations and warranties of the Key Stockholders set forth in Article III and the representations and warranties of the Company set forth in
Article IV hereof shall in each case be true and correct in all respects as of the date of the Agreement, and as of the effective date of the Stockholder Action and as of the Closing Date as though made at and as of such dates, respectively.

8.2 Performance of Obligations of the Company. The
Company shall have performed in all material respects the obligations required to be performed by it under the Agreement prior to or as of the Closing Date.

8.3 Authorization of Merger.

(a) As of the Closing Date, all action necessary to authorize the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and the Parent shall have received copies of all resolutions evidencing same certified by the Clerk of the Company. The Company shall have full power and right to effect the Merger on the terms provided herein.

(b) As of the Closing Date, all action necessary to authorize the execution, delivery and performance of the Transaction Documents by each Key Stockholder, with respect to himself, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by each of the Key Stockholders, with respect to himself. The Key Stockholders shall have full power and right to effect the Merger on the terms provided herein.

(c) As of the Effective Time, all action necessary to authorize the execution, delivery and performance of the Transaction Documents by the Stockholders and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Stockholders, and the Parent shall have received copies of all resolutions evidencing same certified by the Clerk of the Company. The Stockholders shall have full power and right to effect the Merger on the terms provided herein.

8.4 Merger Filing. The Merger Filing shall be duly executed by the Company.

8.5 Certificate. Parent and Acquisition Sub shall have received a certificate dated the Closing Date, signed by the President of the Company as to the satisfaction of the conditions contained in Sections 8.1 through 8.3.

8.6	Good Standing Certificates. A certificate of the
appropriate officials, as of a recent date, of the due organization and good standing to do business and tax standing of the Company in Massachusetts and in each jurisdiction wherein the conduct of its business or the ownership of operation of Assets requires the Company to maintain qualification as a foreign corporation.

8.7 Opinion of The Company?s Counsel. Parent and
Acquisition Sub shall have received an opinion in the form set forth on Exhibit 8.7, dated the Closing Date, of TQGF, counsel to the Company.

8.8	Opinion of Environmental Counsel.	Parent shall have
obtained an opinion of counsel experienced in environmental matters as to the accuracy of the representations in the Agreement and the Transaction Documents as to environmental matters relating to the Company?s Assets and Enon's Facility.

8.9	Acceptance by Counsel to Parent and Acquisition Sub.
The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Kalin & Associates, P.C., counsel for Parent and Acquisition Sub.

8.10	Consents and Approvals. Parent and Acquisition Sub
shall have received duly executed copies of all consents set forth on Schedule 4.5, and other consents and approvals contemplated by the Agreement, in form and substance satisfactory to Parent and Acquisition Sub.

8.11 Government Consents, Authorizations, Etc. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby shall have been obtained or made.

8.12 Transaction Documents. Each of the Transaction
Documents shall be in full force and effect as of the Effective Time in accordance with the respective terms thereof, and each Person or entity who or which is required or contemplated by the parties hereto to be a party to any Transaction Documents who or which did not theretofore enter into such Transaction Documents shall execute and deliver such Transaction Documents.

8.13. Schedules. Parent and Acquisition Sub shall have determined in its sole discretion, exercised in good faith, that the respective observations of Parent and Acquisition Sub made during their review of the schedules to the Agreement disclosed no material information regarding the Company unsatisfactory to the Parent or Acquisition Sub.

8.14	Services Agreements. (i) Mr. Maddix shall have
executed and delivered to Parent a one year part-time consulting agreement (substantially in the form set forth in Exhibit B); and
(ii) Mr. Kilduff shall have executed and delivered to Parent a one year employment agreement (substantially in the form set forth in Exhibit C).

8.15	Backlog.	The dollar amount of the Company's backlog
as of the Closing Date shall not be less than $1.25 Million.

8.16	As of the Effective Time, there are no liens on any
Assets.  In this regard see Article 9.11.

8.17	Parent and Acquisition Sub shall have received
confirmation of the termination of the Company's Guarantee of Eastern Bank's loan to the Enon Nominee Trust dated February 8,
2000 and such guarantee shall be of no further force and effect.


ARTICLE IX
CONDITIONS TO OBLIGATIONS OF THE COMPANY
AND THE KEY STOCKHOLDERS

The obligations of the Company and the Key Stockholders to perform the Agreement, and to consummate the transactions contemplated hereby will be subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Company and the Key Stockholders:

9.1	Representations and Warranties. The representations
and warranties of Parent and Acquisition Sub set forth in Article V hereof shall be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of the Agreement, and as of the Closing Date as though made at and as of such dates, respectively.

9.2	Performance of Obligations of Parent and Acquisition
Sub. Parent and Acquisition Sub shall have performed in all material respects their respective obligations required to be performed by them under the Agreement prior to or as of the Closing Date.

9.3	Authorization of Merger. All action necessary to
authorize the execution, delivery and performance of the Transaction Documents by Parent, the execution, delivery and performance of the Agreement by Acquisition Sub, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the board of directors of Parent and Acquisition Sub and by Parent as the sole Stockholder of Acquisition Sub, and the Company shall have received copies of all such resolutions certified by the respective Secretary of Parent and Acquisition Sub.

9.4 Certificate. The Company shall have received a certificate dated the Closing Date, signed by the President of each of Parent and Acquisition Sub as to the satisfaction of the conditions contained in Sections 9.1 through 9.3, except to the extent waived by the Company.

9.5 Acceptance by Counsel to Company. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to TQGF.

9.6 Consents and Approvals. The Company shall have received duly executed copies of all consents referenced in Section
5.4 and other consents and approvals contemplated by the Agreement in form and substance reasonably satisfactory to the Company.

9.7 Government Consents, Authorizations, Etc. All consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by Parent and Acquisition Sub of the Transaction Documents and the consummation by the Parent and the Acquisition Sub of the transactions contemplated hereby and thereby shall have been obtained or made.

9.8 Transaction Documents. Each of the Transaction
Documents shall be in full force and effect as of the Effective Time in accordance with the respective terms thereof, and each Person who or which is required or contemplated by the parties hereto to be a party to any Transaction Documents who or which did not theretofore enter into such Transaction Documents shall execute and deliver such Transaction Documents.

		9.9	Lease.	The Surviving Corporation shall have
delivered to the trustees of Enon Nominee Trust an executed two year lease to occupy Enon's Facility on the same terms and conditions as in place as of September 30, 2001.

		9.10	Opinion of Counsel for Parent and Acquisition Sub.
The Company shall have received an opinion in the form set forth on
Exhibit 9.10, dated the Closing Date, of Kalin & Associates, P.C., counsel to the Parent and Acquisition Sub.

		9.11	Payment of Eastern Bank Loan.  The Surviving
Corporation shall pay off the outstanding loan from Eastern Bank to the Company in its entirety at the Closing. The parties understand that the actual Eastern Bank UCC Termination Statement will be filed post-Closing.


ARTICLE X
NON-COMPETE AND NO SOLICITATION

10.1 Non-Compete.

(a)	Harold S. Maddix covenants and agrees that for
a period of three years from the date of the Maddix Consulting Agreement, or two years following the termination of his consultancy with the Surviving Corporation other than as a result of a breach of the Maddix Consulting Agreement by the Surviving Corporation whichever is later, he shall not directly or indirectly compete with the Surviving Corporation in the microwave control components marketplace or in any other business in which the Surviving Corporation may at such time be engaged, nor induce any person associated with or employed by the Surviving Corporation or any subsidiary of the Surviving Corporation, to leave the employ of or terminate his association with the Surviving Corporation, or any subsidiary of the Surviving Corporation, or solicit the consultant of any such person on his own behalf or on behalf of any other business enterprise.

(b)	Don F. Kilduff covenants and agrees that for a
period of two years following the termination of his employment with the Surviving Corporation other than as a result of a breach of the Kilduff Employment Agreement by the Surviving Corporation, he shall not directly or indirectly compete with the Surviving Corporation in the microwave control components marketplace or in any other business in which the Surviving Corporation may at such time be engaged, nor induce any person associated with or employed by the Surviving Corporation or any subsidiary of the Surviving Corporation, to leave the employ of or terminate his association with the Surviving Corporation, or any subsidiary of the Surviving Corporation, or solicit the employment of any such person on his own behalf or on behalf of any other business enterprise. In the event of termination by virtue of a breach by the Surviving Corporation, termination of the Kilduff Employee Agreement without cause or expiration of the Term (as defined in the Kilduff Employee Agreement), the aforesaid covenant will be applicable for a period of one year from such event.

(c)	The provisions of this Section 10.1 shall not
apply to investments by the Key Stockholders in shares of stock traded on a national securities exchange or on the national over-the-counter market which shall have an aggregate market value, at the time of acquisition, of less than 5% of the outstanding shares of such stock, or in shares of stock of the Surviving Corporation.

Each of the Key Stockholders acknowledge that the provisions of this Section 10.1, and the period of time, geographic area and scope and type of restrictions on its activities set forth herein, are reasonable and necessary for the protection of the Parent and the Acquisition Sub and are an essential inducement to the Parent and the Acquisition Sub entering into the Transaction Documents to which they are a party and consummating the transactions contemplated thereby.

10.2 No Solicitation. No Key Stockholder shall from and after the Closing Date, and for a period of two (2) years thereafter, directly or indirectly, for himself or on behalf of any other Person, employ, engage or retain any Person who, at any time during the preceding 12-month period, shall have been an employee of the Parent, Acquisition Sub, or the Company, or contact any supplier, customer or employee of the Company for the purpose of soliciting or diverting any such supplier, customer or employee of the Parent, Acquisition Sub, or the Company.


ARTICLE XI
INDEMNIFICATION

11.1	Indemnification by The Company. The Company agrees
to indemnify and hold harmless the Parent, Acquisition Sub and (after the Merger) the Surviving Corporation from and against, without duplication, all costs, fees, liabilities, Taxes, charges, claims, expenses, losses and damages, including reasonable legal expenses and costs of investigation (both of those incurred in connection with the defense or prosecution of an indemnification claim and those incurred in connection with the enforcement of this provision) (collectively "Losses"), as and when actually incurred or as and when actually paid by the Parent, Acquisition Sub and Surviving Corporation or any of their respective subsidiaries, successors, assigners, officers, employees, directors, agents or affiliates, arising out of or in connection with any action or proceeding as a result of or arising in connection with:

(a) the breach of any of the Company?s or where applicable Key Stockholder?s representations, warranties or agreements contained in the Transaction Documents;

(b) the commencement and/or prosecution of any action brought against Parent or Surviving Corporation by a Key Stockholder (or equity interest holder) or former Stockholder (or equity interest holder) or any predecessor thereof or any Person acquired thereby, arising out of or relating to the purchase of all or a portion of such Person?s Company Common Stock or the acquisition of all or substantially all of the Assets of the entity the common stock of which was owned by such Person or, in each case, any direct or indirect stockholder of any of the foregoing;

(c) the actual or threatened commencement of any proceeding, suit or action based upon an action taken or not taken or a product manufactured by the Company prior to the Closing Date against Parent, Surviving Corporation or any direct or indirect Subsidiary thereof, or any director, officer, agent or employee of any of them, which, if determined adversely thereto (regardless of the actual determination thereof) would result in a Loss (any such pending or threatened suit or action being a ?Covered Action?); or

(d) any and all actions, suits or proceedings, claims or demands incident to any of the foregoing or such indemnities.

11.2 Indemnification by Key Stockholders. The Key
Stockholders agree to indemnify and hold harmless the Parent, Acquisition Sub and Surviving Corporation from and against, without duplication, all Losses, as and when actually incurred or as and when actually paid by the Parent, Acquisition Sub and Surviving Corporation or any of their respective subsidiaries, successors, assignors, officers, employees, directors, agents or affiliates, arising out of or in connection with the breach of any such Key Stockholder?s representations, warranties, covenants or agreements contained in those sections of the Agreement set forth above their name on the signature page hereto. Prior to Closing, no Key Stockholder shall have any indemnification obligations hereunder.

11.3 Indemnification by Parent and Acquisition Sub. The
Parent and Acquisition Sub agree to indemnify and hold harmless the Company and each of the Key Stockholders from and against, without duplication, all Losses arising out of or in connection with any action or proceeding as a result of or arising in connection with the breach of any of the Parent or Acquisition Sub?s representations, warranties or agreements contained in the Transaction Documents.

11.4 Loss Indemnity Procedure. Upon learning of the commencement of a Covered Action or the actual receipt by the parties claiming a right of indemnification (the ?Indemnified Party?) of information relating to the purported existence of facts or circumstances which could result in the commencement of a Covered Action or other incurrence of Loss, the Indemnified Party shall promptly, but no later than fifteen (15) days after learning of such commencement or receipt, give notice (?Indemnification Notice?) thereof, with reasonable specificity of the facts as then known to the party having the indemnification obligation (the ?Indemnifying Party?); provided, however, failure to give timely such notice shall not release the Indemnifying Party of its obligations hereunder except, and only, to the extent the Indemnifying Party suffers actual prejudice as a proximate result of such failure.

(a) The Indemnifying Party shall have the right to assume the defense of any such Covered Action by giving written notice (the ?Assumption Notice?) to the Indemnified Party within 20 days after notice given pursuant to this Section 11.4 which Assumption Notice shall state that (i) the Indemnifying Party agrees that the claimant is entitled to indemnification hereunder and that any resulting Loss for which it is or they are liable; and
(ii) it agrees or they agree to assume the defense thereof in the name and on behalf of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party, in either event at the sole cost and expense of the Indemnifying Party; provided, however, (x) all such costs and expenses of the foregoing counsel, if not paid by the Indemnifying Party and instead paid by the Indemnified Party shall be Losses for which the Indemnified Party is indemnified under this Section 11.4, (y) the Indemnified Party, notwithstanding the timely delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party, and (z) if no Assumption Notice is timely given, or despite the giving of the Assumption Notice the defendants in any Covered Action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select one separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses shall be paid by the Indemnifying Party and, if paid by the Indemnified Party, shall be Losses under this Section 11.4. The Indemnified Party may take such action with respect to a Covered Action as it may deem appropriate to protect against further damage or default, including obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto.

(b) In no event shall an Indemnifying Party consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. No Indemnified Party shall consent to the entry of any judgment or enter into any settlement relating to a Loss without the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

11.5 Duration of Indemnification. Liability for indemnification under this Article XI shall expire on the second anniversary of the Closing Date (or, in the case of indemnification arising out of the breach of a representation or warranty, the survival period of such representation or warranty under Section
14.1 below).

11.6 No Claim against Surviving Corporation/Company. In no event following Closing may any Key Stockholder seek or assert any claim whatsoever, whether for contribution or otherwise, against the Surviving Corporation arising out of any facts or any action or failure to act by the Company or a Key Stockholder existing or occurring prior to or as of the Closing, including, without limitation, based upon any breach of any representation, warranty, covenant or condition herein by the Company or a Key Stockholder, whether by way of contribution based upon the gross negligence or willful misconduct of the Company or a Key Stockholder, or otherwise.

11.7 Limitations on Indemnity.

(a) The parties acknowledge and agree that each Key
Stockholder shall only have liability hereunder for the Losses incurred by the Parent or the Acquisition Sub arising directly out of any breach of any representation, warranty, covenant or other agreement made by such Key Stockholder hereunder; provided, however, that (i) notwithstanding anything herein to the contrary, in no event shall such Key Stockholder be liable for any such Loss unless and until the aggregate amount of all Losses suffered by the Parent and the Acquisition Sub caused by such Key Stockholder?s breach exceeds the Threshold and then such Key Stockholder shall only be liable for the excess thereof and (ii) in no event shall such Key Stockholder be liable for any Losses suffered by the Parent and the Acquisition Sub in excess of the Cap. As used in this Section 11.7(a), with respect to any Key Stockholder, the Threshold shall mean, ten percent of (i) the product of (A) the number of shares of Parent Common Stock received by such Key Stockholder in the Merger multiplied by (B) the closing price of a share of Parent Common Stock as reported on Nasdaq on the Closing Date or, if the Closing Date is not a trading day, the first date prior to the Closing Date on which there is a closing price of the Parent Common Stock reported on Nasdaq (the ?NASDAQ Closing Price?). As used in this Section 11.7(a), with respect to any Key Stockholder, the Cap shall mean, 60% of (i) the product of (A) the number of shares of Parent Common Stock received by such Key Stockholder in the Merger multiplied by (B) the NASDAQ Closing Price.

(b) The parties acknowledge and agree that Parent and Acquisition Sub shall only have liability hereunder for the Losses incurred by the Company and Key Stockholders arising directly out of any breach of any representation, warranty, covenant or other agreement made by Parent and Acquisition Sub hereunder; provided, however, that (i) notwithstanding anything herein to the contrary, in no event shall the Parent and Acquisition Sub be liable for any such Losses unless and until the aggregate amount of all Losses suffered by the Company or the aggregate amount of all Losses suffered by the applicable Key Stockholder, as the case may be, caused by such Parent and/or Acquisition Sub?s breach exceed the Parent Threshold and then the Parent and Acquisition Sub shall only be liable for the excess thereof and (ii) in no event shall the liability of the Parent and the Acquisition Sub to the applicable Key Stockholder or to the Company, as the case may be to provide indemnification for Losses under this Article XI exceed the Parent Cap (regardless of whether the applicable Key Stockholder or the Company, as the case may be suffers aggregate Losses in excess of the Parent Cap). As used in this Section 11.7(b), with respect to the Parent, Acquisition Sub and if the party suffering loss is a Key Stockholder, the Parent Threshold shall mean ten percent of (i) the product of (A) the number of shares of Parent Common Stock received by such Key Stockholder in the Merger multiplied by (B) the NASDAQ Closing Price. As used in this Section 11.7(b), with respect to any Key Stockholder, the Parent Cap shall mean, 60% of (i) the product of
(A) the number of shares of Parent Common Stock received by such Key Stockholder in the Merger multiplied by (B) the NASDAQ Closing Price. As used in this Section 11.7(b), with respect to the Parent and the Acquisition Sub, and if the party suffering loss is the Company, the Parent Threshold shall mean $50,000,00. As used in this Section 11.7(b), with respect to the Company, the Parent Cap shall mean $270,000.00.

11.8   Other Indemnification Provisions.

(a) Unless otherwise specifically provided herein, the indemnification provisions of this Article XI shall, absent fraud, be the sole and exclusive remedy of the parties for any breach of any covenants, representations or warranties made by any other Party in the Agreement and each Party hereby waives all statutory and other claims with respect thereto, other than claims for indemnification pursuant to this Article XI and claims based on fraud.

(b) Indemnification hereunder shall include liability for any special, incidental, punitive or consequential damages to the extent the Indemnified Party is required to pay such amount to a third party. Except as expressly provided in the preceding sentence, there shall be no indemnification by any party for any special, incidental, punitive or consequential damages.

(c) In calculating amounts payable to an Indemnified
Party, the amount of the indemnified Losses shall be computed net of (i) payments that the Indemnified Party actually receives under any insurance policy with respect to such Losses, (ii) the net amount of any prior or subsequent recovery by the Indemnified Party from any third party with respect to such Losses, and (iii) any Tax benefit to the Indemnified Party with respect to such Losses.


ARTICLE XII
PAYMENT OF CERTAIN FEES AND EXPENSES

12.1 Payment of Certain Fees and Expenses.

(a) Except as set forth below in this Section 12.1, Parent and the Company shall pay its own expenses that are incidental to negotiation, preparation, execution, delivery of the Transaction Documents and the Closing whether or not the Agreement and the transactions contemplated hereby are actually consummated.

(b)	If the Agreement is terminated by Parent
pursuant to Section 13.1 because (a) any Key Stockholder shall have failed to vote his shares of the Company Common Stock in favor of the Merger at the Stockholders? Meeting or (b) the Company enters into a transaction as a result of which any entity other than Parent or Acquisition Sub becomes the holder directly or indirectly of securities of the Company having 30% or more of the ownership or voting power of the Company, the Company shall pay to Parent a termination fee in the amount of $750,000 (the "Alternate Proposal Termination Fee?) within 15 days of such termination. In the event Parent terminates this Agreement because of a material misrepresentation by the Company, the Company shall pay Parent a termination fee in the amount of $50,000 (the "Expense Termination Fee") (the "Alternate Proposal Termination Fee" and the "Expense Termination Fee" are referred to herein collectively as the "Termination Fee").

(c)	The Termination Fee shall constitute liquidated
damages to Parent in respect of all losses, liabilities, damages and expenses suffered or incurred by Parent by reason of the termination of the Agreement or the failure of the Company to close the Merger under the circumstances referred to in Section 12.1(b) and shall be in lieu of any other remedy or relief otherwise available to Parent by reason thereof. The parties hereto acknowledge that it would be impracticable to ascertain the amount of all losses, liabilities, damages and expenses (including all legal fees and expenses relating to the Merger) that would be suffered or incurred by Parent under the circumstances described in
Section 12.1(b) and that the amount of the Termination Fee represents a fair and reasonable estimate of such losses, liabilities, damages and expenses and provides a reasonable and certain amount to compensate Parent therefor.

(d) In the event that the Closing occurs, each Key
Stockholder shall indemnify and hold the Parent and the Surviving
Corporation harmless from all legal and professional fees incurred by such Key Stockholder in connection with the negotiation, preparation, execution and delivery of the Agreement and the other Transaction Documents and the Closing.


ARTICLE XIII
TERMINATION; AMENDMENT, MODIFICATION AND WAIVER

13.1 Termination. The Agreement may be terminated, and
the Merger abandoned, notwithstanding the approval by Parent,
Acquisition Sub and the Company of the Agreement, at any time prior to the Effective Time, by:

(a) the mutual consent of Parent, Acquisition Sub and the Company.

(b) Parent, Acquisition Sub or the Company, if:

(i) the conditions set forth in Article VII hereof shall not have been met and the Merger has not occurred by April 30, 2002, which date may be extended at the discretion of the Parent or Acquisition Sub, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate; or

(ii) the other party or parties have materially breached at the time made a representation and warranty, covenant or agreement set forth herein and such breach is not cured (if curable) within 15 days following written notice thereof from the non-breaching party;

(c) Parent and Acquisition Sub if the conditions set forth in Article VII hereof shall not have been met (or waived by the Person(s) entitled to satisfaction thereof), and the Company if the conditions set forth in Article VIII hereof shall not have been met (or waived by the Person(s) entitled to satisfaction thereof), in either case by April 30, 2002, which date may be extended at the discretion of Parent or Acquisition Sub, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate. Notwithstanding the provisions of this Section 13.1(c), the Company shall have the right to terminate the Agreement and abandon the Merger after April 30, 2002, except if the Merger cannot be completed by such date as a result of the action or inaction of the party seeking to terminate.

(d) Parent and Acquisition Sub on the one hand, or the Company on the other hand, if such party or parties shall have determined in its or their sole discretion, exercised in good faith, that the Merger contemplated by the Agreement has become impracticable by reason of the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the Merger, so long as such litigation, proceeding or investigation has not been instituted, initiated, commenced or undertaken without the approval of the party or parties seeking to terminate the Agreement (which in the Company?s case would include any actions of the Key Stockholders).

(e) Parent or Acquisition Sub if during the sixty
(60) day period after the date of the Agreement or, if lesser, the period of time between the date of this Agreement and the Closing, Parent shall have determined in its sole discretion, exercised in good faith, that the respective observations of Parent and Acquisition Sub made during their due diligence process disclosed information regarding the Company unsatisfactory to it.

Any termination pursuant to this Section 13.1 shall be effected by written notice from the party or parties so terminating to the other parties hereto.

13.2 Effect of Termination. In the event of the termination of the Agreement as provided in Section 13.1, the Agreement shall be of no further force or effect and no party hereto, nor its stockholders, directors, officers or affiliates, shall have any liability in connection herewith; provided, however, this Section 13.2 shall survive the termination of the Agreement.


ARTICLE XIV
MISCELLANEOUS

14.1 Survival; Effect of Disclosure. Except as otherwise specifically provided herein all statements, representations, warranties and covenants shall survive the Closing for two (2) years, regardless of any inspection or discovery whether by reason of due diligence or otherwise, and shall remain in effect continuously during such period; provided that the representations, warranties and covenants set forth in (a) Sections 3.4, 4.4 and
4.26 shall survive indefinitely and remain in effect continuously after the Closing and (b) Sections 3.6, 4.9, 4.12 and 4.23 shall survive and remain in effect continuously after the Closing for the lesser of (i) seven (7) years and the (i) statute of limitations applicable to the subject representation, warranty or covenant. None of the Company, Parent or Acquisition Sub shall be liable or bound in any manner by representations, warranties, covenants or agreements pertaining to the subject matter of the Agreement, whether express or implied, or any other matter whatsoever, which are made or furnished by any Person representing or purporting to represent the Company, Parent or Acquisition Sub unless and only to the extent that such representations, warranties, covenants, or agreements are expressly and specifically set forth in the Agreement or the Exhibits or Schedules hereto or in any certificate or other agreement, document or instrument delivered pursuant to the provisions of the Agreement.

14.2 Entire Agreement. The Agreement (including the
Schedules and the Exhibits attached hereto) and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

14.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of the Agreement.

14.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:


if to Parent or
 Acquisition Sub, to: 		President
Micronetics  Wireless, Inc.
						26 Hampshire Drive
Hudson, NH 03051


with a copy to: 			Richard S. Kalin, Esq.
Kalin & Associates, P.C.
1 Penn Plaza, Suite 1425
New York, NY 10119


if to the Company, to: 		President
Enon Microwave, Inc.
422A Boston Street
Topsfield, MA 01983


with a copy to:			Marc Frey, Esq.
Tinti, Quinn, Grover & Frey, P.C.
222 Essex Street
Salem, MA 01970


or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received: (a) in the case of personal delivery or telecopy, on the date of such delivery; (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent; and (c) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

14.5 Counterparts. The Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

14.6 Governing Law. The Agreement shall be governed by and construed in accordance with the DGBL and with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein without regard to such state?s principles of conflicts of law.

14.7 Benefits of Agreement. All the terms and provisions of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not confer any rights or benefits on any other persons or entities. The Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided, however, that anything contained herein to the contrary notwithstanding, Acquisition Sub may assign and delegate any or all of its rights and obligations hereunder to any other direct or indirect wholly-owned subsidiary of Parent.

14.8 Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

14.9 Waiver, Amendment and Modification.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) No amendment, supplement or modification of or to any provision in the Agreement, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Any (i) amendment, supplement or modification hereto, (ii) consent hereunder or (iii) waiver of any provision (collectively, ?Modification?) of the Agreement or of any of the Notes shall be effective if given pursuant to a written agreement signed by the parties to the Agreement.

14.10 Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under the Agreement, then any other party hereto seeking to enforce the Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

14.11 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of the Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.



IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be executed on its behalf as of the day and year first above written.

MICRONETICS WIRELESS, INC.



By:______________________
     Name:  Richard S. Kalin
Title: President & CEO


VECTRONICS MICROWAVE CORP.



By:______________________
     Name:   Richard S. Kalin
Title:  President


ENON MICROWAVE, INC.



By:______________________
     Name:   Harold S. Maddix
Title:  President


The undersigned shall have no liability under the aforesaid Agreement except with respect to Article 3, Sections 6.3, 8.1 (as to the Key Stockholders representations only), 8.3(b), 8.14,
Article 10, Article 11, Section 12.1(a), Section 12.1(d) and
Article 14.

KEY STOCKHOLDERS


_________________________
Harold S. Maddix


_________________________
Don F. Kilduff

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